Exhibit 10.3

P3 HEALTH PARTNERS INC. 2024 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE
P3 Health Partners Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”), subject to the terms and conditions of the P3 Health Partners Inc. 2024 Employment Inducement Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Aric Coffman
Grant Date:	May 9, 2024
Exercise Price per Share:	$0.73
Shares Subject to the Option:	12,100,000
Final Expiration Date:	May 9, 2034
Vesting Commencement Date:	May 8, 2024
Vesting Schedule:	The Option shall vest and become exercisable (i) with respect to 25% of the underlying Shares on the first anniversary of the Vesting Commencement Date, and (ii) as to the remaining 75% of the underlying Shares, in substantially equal installments on each three (3)-month anniversary over the three (3)-year period thereafter, subject to the Participant’s continued employment through the applicable vesting date.
Type of Option	Non-Qualified Stock Option

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

P3 HEALTH PARTNERS INC.		PARTICIPANT
By:	/s/ Atul Kavthekar	/s/ Aric Coffman
Name:	Atul Kavthekar	Aric Coffman
Title:	Authorized Officer

Exhibit A
STOCK OPTION AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”). The Option is intended to constitute an “employment inducement award” under Nasdaq Stock Market Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Award shall be interpreted in accordance and consistent with such exemption.
1.2Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
ARTICLE II.
PERIOD OF EXERCISABILITY
2.1Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. In addition, the Option shall be subject to accelerated vesting and exercisability provisions set forth in Participant’s employment agreement with the Company, dated May 8, 2024 (the “Employment Agreement”). Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines and except as set forth in the Employment Agreement, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s termination of employment for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such termination of employment, including as set forth in the Employment Agreement).
2.2Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
2.3Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)The final expiration date in the Grant Notice; provided, however, such final expiration date may be extended pursuant to Section 5.3 of the Plan;
(b)Except as the Administrator may otherwise approve, the expiration of three months from the date of Participant’s termination of employment , unless Participant’s termination of employment is for Cause (as defined below) or by reason of Participant’s death or Disability (as defined below);

(c)Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s termination of employment by reason of Participant’s death or Disability; and
(d)Except as the Administrator may otherwise approve, Participant’s termination of employment e for Cause.
2.4Certain Definitions.
(a)“Cause” shall have the meaning set forth in the Employment Agreement.
(b)“Disability” shall mean a permanent and total disability under Section 22(e)(3) of the Code.
ARTICLE III.
EXERCISE OF OPTION
3.1Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
3.3Tax Withholding; Exercise Price.
(a)Subject to Section 3.3(b) of this Agreement, payment of the exercise price and withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by the Administrator:
(i)Cash or check;
(ii)In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Option creating the tax obligation, valued at their Fair Market Value on the date of delivery; or
(iii)In whole or in part by the Company withholding of Shares otherwise issuable upon exercise of this Option.
(b)Unless the Administrator otherwise determines, and subject to Section 9.10 of the Plan, payment of the exercise price and withholding tax obligations with respect to the Option shall be by delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company or an Affiliate funds sufficient to satisfy the applicable exercise price and tax withholding obligations; provided, that payment of such proceeds is then made to the Company or an Affiliate at such time as may be required by the Administrator.

(c)Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.
(d)Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option (and, with respect to taxes, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Option). Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Affiliates do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, provided that (except in connection with certain corporate transactions involving the Company) the exercise price per Share issuable hereunder may not be reduced and the Option may not be cancelled in exchange for cash or for other awards where such other award has an exercise price per Share that is less than the exercise price per share of the Option, without approval of the stockholders of the Company.
4.2Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Company’s Policy for the Recovery of Erroneously Awarded Compensation.
4.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.
4.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
4.11Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.
4.12Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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